CONTACTS

From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
Diccicco Battista Communications	American Realty Capital Trust IV, Inc.
tdefazio@ddcworks.com	bblock@arlcap.com
Ph: (484-342-3600)	Ph: (212-415-6500)

FOR IMMEDIATE RELEASE

American Realty Capital Trust IV Receives $750 Million of Financing Commitments

Lenders will Include Regions Bank, JP Morgan Chase, Wells Fargo, RBS Citizens and Bank of America

New York, New York, May 31, 2013 ˗ American Realty Capital Trust IV, Inc. (“ARCT IV” or the “Company”) announced today that it has received commitments for up to $750.0 million of financing from Regions Bank, N.A, JP Morgan Chase Bank, N.A., Wells Fargo Bank, National Association, RBS Citizens, N.A and Bank of America, N.A. The $750.0 million of financing will be subject to the terms of a credit agreement into which the parties have yet to enter.

Regions Bank will act as Administrative Agent for the credit facility and J.P. Morgan Securities, LLC will act as a Joint Lead Arranger.

“We are pleased to announce that this financing will give us low-cost balance sheet flexibility and optionality as we complete the acquisition stage of ARCT IV,” said Nicholas S. Schorsch, Chairman and Chief Executive Officer of the Company.

Important Notice

ARCT IV is a publicly registered, non-traded real estate investment trust (“REIT”) that qualified as a REIT for tax purposes for the taxable year ended December 31, 2012. Additional information about ARCT IV can be found on its website at www.arct-4.com.

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

For more information about this announcement, please contact Tony DeFazio at 484-342-3600 or tdefazio@ddcworks.com.